Exhibit 10.5

EMPLOYMENT AGREEMENT

                    THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 1, 2004 (the “Effective Date”), by and between Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”), Vishay Israel Ltd., a corporation organized under the laws of the State of Israel and a wholly-owned subsidiary of Vishay (“Vishay Israel,” and together with Vishay, the “Vishay Group”), and ZIV SHOSHANI (the “Executive”).

W I T N E S S E T H:

                    WHEREAS, the Vishay Group desires to continue to employ Executive and Executive desires to accept such continued employment; and

                    WHEREAS, the Vishay Group and Executive intend for this Agreement to document the terms and conditions of the employment relationship;

                    NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Definitions.

          1.1     “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements.

          1.2     “Board of Directors” means the Board of Directors of Vishay.

          1.3     “Cause” means any of the following:

(a) Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);

(b) any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

          (c)          Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or Vishay Israel applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay or Vishay Israel.

          1.4      “Common Stock” means the common stock, par value $.10 per share, of Vishay and any other security exchanged or substituted for such common stock or into which such common stock is converted in any recapitalization, reorganization, merger, consolidation, share exchange or other business combination transaction, including any reclassification consisting of a change in par value or a change from par value to no par value or vice versa.

          1.5      “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of passive and discrete active electronic components and/or strain gages, strain gage transducers or strain gage instrumentation to the extent Vishay or any subsidiary of Vishay is engaged in such activities on the Date of Termination.

          1.6      “Date of Termination” means (i) the effective date on which Executive’s employment by Vishay Israel terminates as specified in a Notice of Termination by the Vishay Group or Executive, as the case may be or (ii) if Executive’s employment by the Vishay Group terminates by reason of death, the date of Executive’s death.  Notwithstanding the previous sentence, if Executive’s employment is terminated by the Vishay Group without Cause or by Executive without Good Reason, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

          1.7      “Deferred Compensation Plan” means the Vishay Intertechnology, Inc. Nonqualified Deferred Compensation Plan, as in effect from time to time, or any successor plan.

          1.8      “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

          (a)          any material and adverse change in Executive’s titles, offices, duties or responsibilities (including reporting responsibilities) with respect to Vishay Israel or Vishay from those set forth in this Agreement;

(b) a reduction in Executive’s annual base salary (as the same may be increased from time to time after the Effective Date);

(c) relocation of Executive’s principal place of performance to a location more than 50 kilometers from Holon, Israel; or

          (d)     any other material breach of this Agreement by Vishay or Vishay Israel that is not remedied by Vishay or Vishay Israel, as applicable, within 20 business days after receipt by Vishay or Vishay Israel, as applicable, of notice thereof from Executive.

          1.9      Notwithstanding the foregoing, an isolated and inadvertent action taken by Vishay or Vishay Israel in good faith which is remedied by Vishay or Vishay Israel within twenty (20) days after receipt by Vishay Israel of Executive’s Notice of Termination shall not constitute Good Reason.

          1.10    “Non-Competition Period” means the period commencing upon the Date of Termination and continuing until the second anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

          1.11    “Non-Solicitation Period” means the period commencing upon the Date of Termination and continuing until the second anniversary of the Date of Termination or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

          1.12    “Notice of Termination” means a written notice of termination of Executive’s employment with the Vishay Group, signed by Executive, if to the Vishay Group, or by a duly authorized officer of Vishay and Vishay Israel, if to Executive, which notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination.  The failure by Executive or the Vishay Group to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Vishay Group hereunder or preclude Executive or the Vishay Group from asserting such fact or circumstance in enforcing Executive’s or the Vishay Group’s rights hereunder.

2.       Employment; Term.

          2.1      Employment.  The Vishay Group hereby continues to employ Executive, and Executive hereby accepts employment by the Vishay Group, in accordance with and subject to the terms and conditions set forth herein.

          2.2      Term.  The Executive commenced employment with Vishay Israel on June 18, 1995.  This Agreement shall become effective as of January 1, 2004 and its terms and conditions shall not bind the parties for any period prior to the Effective Date.  The “Initial Term” of this Agreement shall commence on the Effective Date and continue until the third anniversary of the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement; provided, however, that at the end of each year of the Initial Term and at the end of each Extension Year, this Agreement shall automatically be extended for an additional one-year period (each, an “Extension Year”, and, together with the Initial Term, until the Date of Termination, the “Term”), unless either Vishay or Vishay Israel or Executive gives notice to the other party at least thirty (30) days prior to the end of the year of its or his intention not to extend the Term, in which case the Term will end at the completion of the Initial Term and Extension Years already added to the Term.  An election not to extend the Term shall be deemed a termination of employment by the party so electing.

3.       Duties.

          3.1      Position.  During the Term, Executive shall serve as Executive Vice President, Resistors and Inductors Group of Vishay, reporting directly to the Chief Operating Officer of Vishay and the Board of Directors and shall perform services for Vishay Israel.

          3.2      Authority and Responsibility.  Executive shall have such authority and responsibility as is customary for an executive vice president of a major multi-national corporation and for a senior executive of Vishay Israel.

          3.3      Activities.  Excluding any periods of vacation, personal, sick leave and other permitted absences to which Executive is entitled according to this Agreement and Israeli law, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of the Vishay Group.  It shall not be considered a violation of the foregoing for Executive to (i) provide services to any subsidiaries or affiliates of Vishay, (ii) serve on corporate, industry, civic or charitable boards or committees or (iii) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive’s responsibilities as an employee of the Vishay Group in accordance with this Agreement.

          3.4      Place of Performance.  Executive recognizes that his duties will require, at Vishay Israel’s or Vishay’s expense, travel to domestic and international locations.  Without derogating from anything in this agreement, it is hereby agreed that in the event Executive’s principal place of performance will be changed to a location outside Israel, the parties may amend this Agreement as appropriate to reflect Executive’s new principal place of performance.

4.       Compensation.

          4.1      Base Salary.  The Vishay Group shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer of Vishay, of $185,200 per year (the “Base Salary”).  The Base Salary includes any remuneration for overtime work.

Executive, Vishay Israel and Vishay shall determine, from time to time, the portion of Executive’s Base Salary that shall be paid to Executive by Vishay and the portion to be paid by Vishay Israel.

Such base salary shall be paid in accordance with Vishay’s and Vishay Israel’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive.

          4.2      Bonus.  Executive shall be eligible for an annual performance bonus, payable in cash, in an amount of up to 42.5% of Executive’s Base Salary for the year in which the bonus is earned. Such bonus granting of the bonus and its amount shall be determined by the Board of Directors upon recommendation of the Compensation Committee of the Board of Directors, in consultation with the Chief Executive Officer of Vishay, and may be based upon the achievement of such individual or company performance goals as the Compensation Committee shall determine.

          4.3      Special Agreement.  It is agreed between the parties that this Agreement is a personal agreement, and that the position Executive is to hold within Vishay Israel and Vishay is a management position which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended (the “Law”).  The provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of Executive, whether such agreement was signed among the government, the General Federation of Labor and employees organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of Vishay Israel or in relation to the position held by or the profession of Executive.  In light of this relationship of trust, the provisions of the Law, or any other law, which may apply, will not apply to the performance by Executive of his duties hereunder.  Thus, Executive may be required, from time to time and according to the work load demanded of him, to work beyond the regular working hours or regular working days and Executive shall not be entitled to any further compensation other than as determined by the policy of Vishay and/or Vishay Israel applicable to Executive or other than as specified in this Agreement.

          4.4      Phantom Stock Awards.  As of January 1 of each year of the Term, Vishay shall grant Executive 5,000 shares of Vishay’s phantom common stock.  Such phantom stock shall be fully vested on the date of grant and shall be payable in Common Stock within 30 days after the Date of Termination.  Such phantom stock awards shall be granted under, and subject to the terms of, the Vishay Intertechnology, Inc. Senior Executive Phantom Stock Plan or any successor plan.  Vishay Israel, upon consultation with the Board of Directors, may modify this grant in order to conform with section 102 of the Israeli Income Tax Ordinance, including the possibility to deposit the shares certificate within the hands of a trustee qualified under the above section 102.

5.       Additional Rights.

          5.1      Participation in Benefit Plans and Programs.  During the Term, Executive shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay and Vishay Israel to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs.

          5.2      Deferred Compensation Plan.  Vishay shall credit Executive’s account under the Deferred Compensation Plan as of September 1, 2004 with an amount equal to the sum of (i) $100,000 and (ii) the product of $100,000 multiplied by the “Investment Percentage.”  The Investment Percentage is determined by dividing the year-to-date balance of investment returns on Vishay’s qualified and non-qualified defined contribution plans as of August 31, 2004 by the weighted average plan balance for the same time period, i.e., January 1, 2004 to August 31, 2004.  As of each January 1 of the Term beginning with January 1, 2005, Vishay shall credit $100,000 to Executive’s account under the Deferred Compensation Plan.  In addition, Executive shall be entitled to make voluntary deferrals in accordance with the terms of the Deferred Compensation Plan.

          5.3      Life Insurance.  Contingent on Executive’s meeting the underwriting requirements of the insurance carrier selected by Vishay or Vishay Israel in its discretion and the applicable insurance policy becoming effective, Vishay or Vishay Israel shall purchase life insurance that will provide Executive’s beneficiary with a death benefit that under reasonable and standard actuarial assumptions is projected to be equal to at least (i) three times (3x) Executive’s base salary at time of death if Executive dies during the Term, and (ii) subject to the provisions of Section 6.2 hereof, one times (1x) Executive’s base salary on the Date of Termination if Executive dies after his Date of Termination.  Executive hereby consents to Vishay or Vishay Israel seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Vishay’s or Vishay Israel’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for Vishay or Vishay Israel to seek, purchase and maintain in full force and effect such policy or any additional policies which may become necessary to provide this benefit going forward.

          5.4      Supplemental Disability Benefits.  Contingent on Executive’s meeting the underwriting requirements of the insurance carrier selected by Vishay or Vishay Israel in its discretion and the applicable insurance policy becoming effective, the Vishay Group shall provide Executive with supplemental disability benefits equal to 60% of Executive’s base salary and average annual bonus at the time of disability.  The terms of the supplemental disability benefits, including the definition of disability, the computation of the average annual bonus and the reductions in benefits payable to reflect amounts received under Vishay or Vishay Israel’s general disability plan and otherwise, shall be set forth in the supplemental disability plan to be established by Vishay or Vishay Israel.  Executive hereby consents to Vishay or Vishay Israel seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Vishay Group’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for Vishay or Vishay Israel to seek, purchase and maintain in full force and effect such policy or any additional policies which may become necessary to provide this benefit going forward.

          5.5      Reimbursement of Expenses.  In accordance with the Vishay Group’s standard reimbursement policies as they exist from time to time, Vishay or Vishay Israel, as applicable, shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

          5.6      Vacation, Personal and Sick Days.  Executive shall be entitled to vacation days, holidays, military reserve service, personal and sick days according to the Israeli law and Vishay Israel’s policies for its senior executives, as in effect from time to time.  Executive shall be entitled to carry forward or to redeem his unused vacation days in accordance with and subject to Vishay Israel’s policies for its senior executives, as in effect from time to time.

          5.7      Indemnification.  Vishay or Vishay Israel shall indemnify Executive to the extent provided in Vishay Israel’s certificate of incorporation and/or bylaws, as in effect from time to time.

          5.8      Other.  Executive shall be entitled to such other benefits or perquisites, including contributions to Managers’ Insurance and the like, as is customary in Israel and as Vishay or Vishay Israel generally makes available to its senior executives.

6.       Termination of Employment; Compensation Upon Termination.

          6.1      Termination.  Executive’s employment with the Vishay Group may be terminated prior to the end of the Term under the following circumstances:

(a) Retirement. Executive may retire by Notice of Termination at any time after his 62nd birthday.

(b) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(c) Termination by Vishay Israel. The Vishay Group may terminate Executive’s employment with or without Cause, by Notice of Termination to Executive.

A termination due to Executive’s disability shall be equivalent to a termination by the Vishay Group without Cause.

(d) Termination by Executive. Executive may terminate his employment with or without Good Reason, by Notice of Termination to the Vishay Group.

          6.2      Compensation Upon Termination.

          (a)       Termination by Vishay Israel Without Cause; Termination by Executive With Good Reason.  In the event Executive’s employment with the Vishay Group is terminated by the Vishay Group without Cause or by Executive with Good Reason, Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.

(ii)

Continued payment of Executive’s then current Base Salary from the Date of Termination until the third anniversary of the Date of Termination, to be paid in accordance with Vishay Israel’s standard payroll practices as in effect from time to time.

(iii)

Payment of Executive’s bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(iv)

Payment of the amount Executive would have received (if not for Executive’s termination of employment) as a bonus pursuant to Section 4.2 hereof for the calendar year of the Date of Termination, which amount shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(v)	Payment of phantom stock awards pursuant to Section 4.4.

(vi)	Payment of Executive’s account under the Deferred Compensation Plan pursuant to the terms of such plan.

(vii)	A grant of 5,000 shares of Common Stock on January 1 of each of the three years following the Date of Termination.

(viii)	A lump sum cash payment equal to $1,500,000, to be paid within 60 days after the date of termination.

(ix)	Continuation of the life insurance benefit for Executive’s life, as described in Section 5.3 hereof.

(x)

If Executive is under age 62 on the Date of Termination, continued eligibility for medical benefits under the Vishay Intertechnology, Inc. Welfare Plan (or any successor plan) until the earlier of (i) the third anniversary of the Date of Termination (after which Executive will be eligible for COBRA continuation coverage) and (ii) such time as Executive becomes eligible for coverage under the plan of another employer.  The cost to Executive and the other terms of such coverage shall be the same as if Executive had not terminated employment.

          (b)       Termination For Any Other Reason.  In the event Executive’s employment with the Vishay Group is terminated for any reason other than as specified in Section 6.2(a), Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination, but not more than 9 days after the end of the last month of employment.

(ii)

Payment of Executive’s bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(iii)	Payment of phantom stock awards pursuant to Section 4.4.

(iv)	Payment of Executive’s account under the Deferred Compensation Plan pursuant to the terms of such plan.

          (c)          Retirement. In the event Executive’s employment with the Vishay Group terminates for any reason other than Cause after Executive attains age 62, Executive shall be entitled to the following, in addition to any benefits provided under Sections 6.2(a) or 6.2(b):

(i)	Continuation of the life insurance benefit, as described in Section 5.3 hereof.

(ii)

At Executive’s (or his surviving spouse’s) election, either continued eligibility for medical benefits under a plan sponsored by Vishay or Vishay Israel for its senior executives or a reimbursement to Executive for privately obtained coverage, in either case for the life of Executive and his surviving spouse.  The annual cost to the Vishay Group, whether as reimbursement or premium costs, shall not exceed $15,000 (or, if less, the amount Vishay then pays for medical coverage for its senior executives), provided, however, that Executive or his surviving spouse shall be permitted to continue coverage and pay any cost in excess of such limit.

          6.3      Additional Payments By Vishay.

          (a)          It is the understanding of the parties hereto that neither the payments set forth in Section 6.2 nor any other payment under this Agreement are contingent upon or related to a change in control of Vishay and all such payments are to be paid without regard to the occurrence of a change in control of Vishay.

          (b)          Notwithstanding the foregoing, in view of the fact that if Executive’s employment were to terminate subsequent to a change in control of Vishay or Vishay Israel, the U.S. Internal Revenue Service might assert that all or some such payments are contingent upon such change in control, the parties hereto agree as follows:  In the event that the aggregate of all or some of the payments or benefits made or provided to Executive under this Agreement (the “Aggregate Payment”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, the Vishay Group shall pay to Executive, prior to the time any excise tax imposed by Section 4999 of the Code, or any successor provision (“Excise Tax”), is payable with respect to such Aggregate Payment, an additional payment in an amount such that after payment by Executive of all taxes, including, without limitation, any income, employment and excise tax (including any interest or penalties imposed with respect to such taxes) imposed upon such additional payment, the Executive retains an amount of such additional payment equal to the Excise Tax imposed upon the Aggregate Payment.  The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this Section 6.3, shall be made by an independent auditor (the “Auditor”) selected and paid by the Vishay Group; provided, however, that the Auditor shall be a nationally recognized United States public accounting firm. Notwithstanding the foregoing, in the event that the amount of Executive’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to Executive under this Section 6.3 has been made, the Vishay Group shall pay to Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time that the amount of the actual Excise Tax liability is finally determined, such additional amount to be calculated in the same manner as such initial payment.  In the event that the amount of Executive’s Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to Executive under this Section 6.3 has been made, Executive, at the time that the amount of the actual Excise Tax liability is finally determined, shall pay to Vishay or Vishay Israel, as applicable, the amount by which such initial payment exceeds the amount of Executive’s Excise Tax liability.  Executive and the Vishay Group shall cooperate with each other in connection with any action, arbitration, suit, investigation or proceeding (collectively, “Proceeding”) relating to the existence or amount of liability for Excise Tax, and all expenses relating to any such Proceeding (including all reasonable attorney’s fees and other expenses incurred by Executive in connection therewith) shall be paid by the Vishay Group promptly upon notice of demand from Executive.

7.       Restrictive Covenants.

          7.1      Non-Competition.  During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business.  Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably with held.

          7.2       Non-Solicitation.  During the Non-Solicitation Period, Executive shall not, directly or indirectly:

(a) solicit any customer of Vishay or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;

          (b)          hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay  or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay  or any of its subsidiaries, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;

          (c)          persuade or seek to persuade any customer of Vishay or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or

          (d)          interfere in any manner in the relationship of Vishay  or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

          7.3       Confidential Information.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of  Vishay and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Vishay or during the Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay with prior notice of the contemplated disclosure and reasonably cooperates with Vishay at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

          7.4       Non-Disparagement.  Each of Executive and the Vishay Group (for purposes hereof, the Vishay Group shall mean only the executive officers and directors of Vishay and Vishay Israel and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of the Vishay Group, its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

          7.5       Acknowledgements Respecting Restrictive Covenants.

(a) Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:

(i)

the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

(ii)	such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay and its affiliates.

          (b)       The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient. Therefore, if one party breaches any restrictive covenant contained in this Section 7, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that a party must provide the other party with not less than five (5) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Section 7. If the non-breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.

          (c)       In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.

          (d)       If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

          7.6       Special Consideration.  Executive hereby acknowledges that the payments to Executive pursuant to Section 4 and Section 6 of this Agreement are in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 7.

8.       Miscellaneous.

          8.1       Key Man Insurance.  Executive recognizes and acknowledges that the Vishay Group or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to the Vishay Group or such affiliate.  Executive hereby consents to the Vishay Group or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Vishay’s or Vishay Israel’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for the Vishay Group or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.  The Vishay Group shall ensure that under no circumstances shall the results of any such medical examination shall be disclosed to any person or entity, including Vishay and Vishay Israel, other than to the Executive and to the applicable insurance company for purposes of providing such insurance, which insurance company shall hold such results in the strictest confidence.

          8.2       Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, or (iii) by registered or certified mail, return receipt requested.  The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission, or, if mailed, three (3) days after mailing.  Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To the Vishay Group:

Vishay Israel Ltd.
2 Haofan Street
Holon 58814, Israel
Attention: Chief Financial Officer
Facsimile No.: 972-3-550-2106

To Executive:

Ziv Shoshani
[personal address omitted]

          8.3       No Mitigation.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and, except as set forth in Section 6.2(a)(x) hereof, such amounts shall not be reduced whether or not Executive obtains other employment.

          8.4       Successors.

          (a)          This Agreement is personal to Executive and, without the prior written consent of the Vishay Group, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon Vishay, Vishay Israel and their successors and assigns.

          (c)          Vishay shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of Vishay expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Vishay and Vishay Israel would have been required to perform if no such succession had taken place.  As used in this Agreement, “Vishay,” “Vishay Israel” and the “Vishay Group” shall mean both such entities as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

          8.5       Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, including without limitation the prior employment agreement between Executive and Vishay Israel, dated June 1996, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Vishay Group or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Vishay Group or Executive of any such right or remedy shall preclude other or further exercise thereof.

          8.6       Withholding Taxes.  Vishay and Vishay Israel may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable Israeli or U.S. federal, state, local or other law, Vishay or Vishay Israel, as applicable, is required to withhold therefrom.

          8.7       Non-Accountable Payments and Considerations. Without derogating from any of the above, any payment under sections 4.2, 4.4, 5.2 and 5.8 shall not be taken into account with regards to any and all social benefits that Executive is entitled to under this Agreement or under applicable law, including severance pay.

          8.8       Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          8.9       Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the regional labor court in Tel-Aviv.

          8.10     Titles and Captions.  All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

          8.11     Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

                    IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Compensation Committee of the Board of Directors of Vishay and the Board of Directors of Vishay Israel, Vishay and Vishay Israel have caused this Agreement to be executed in their name and on their behalf, all as of the date above written.

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Dr. FELIX ZANDMAN

Name:	Dr. Felix Zandman
Title:	Chief Executive Officer

VISHAY ISRAEL LTD.

By:	/s/ MARC ZANDMAN

Name:	Mr. Marc Zandman
Title:	President

EXECUTIVE:

/s/ ZIV SHOSHANI

Ziv Shoshani